Exhibit (h)(31)

FORM OF

SPONSORED MEMBER JOINDER AGREEMENT

This Joinder Agreement (“Joinder”) dated as of February 1, 2024 is entered into by and among State Street Bank and Trust Company (“Sponsoring Member”), the MassMutual Advantage Funds (the “Agent”), on behalf of its applicable series, and Fixed Income Clearing Corporation (“FICC”).

1.             Each of the legal entities listed below (each, a “Joining Sponsored Member”), being represented by the undersigned Agent, hereby agrees to be bound by all of the provisions of the FIXED INCOME CLEARING CORPORATION SPONSORED MEMBERSHIP AGREEMENT dated December 15, 2021, by and among State Street Bank and Trust Company, the Agent and FICC (the “Sponsored Membership Agreement”).

2.             Each Joining Sponsored Member represents and warrants to FICC and the Sponsoring Member that (i) it has been duly authorized to execute, deliver and perform its obligations under this Joinder and the Sponsored Membership Agreement, (ii) such execution, delivery and performance do not conflict with or constitute a default under any of its constituent documents, any applicable law, rule or regulation, or any agreement to which it is a party or by which it is bound, (iii) all consents and approvals required to be obtained and all legal requirements necessary to be complied with or observed in order for it to be admitted as a Sponsored Member of GSD have been obtained, complied with or observed and (iv) this Joinder and the Sponsored Membership Agreement each constitutes a valid and binding obligation of the Joining Sponsored Member enforceable against it in accordance with its terms.

3.             If this Joinder is being executed on behalf of the Joining Sponsored Members by an Agent, then the Agent represents, warrants and covenants to FICC and the Sponsoring Member, with respect to each Joining Sponsored Member hereunder, at and as of all times during the term of this Joinder and the Sponsored Membership Agreement:

(i)	The Agent is duly authorized to execute and deliver this Joinder and any amendments of or waivers under the Sponsored Membership Agreement and to send and receive notices thereunder on behalf of such Joining Sponsored Member; and

(ii)	The Agent shall notify FICC and the Sponsoring Member forthwith upon becoming aware of any of the following events with respect to one or more Joining Sponsored Members hereunder:

(A)            the occurrence of an event or circumstance that renders false any representation or warranty of any Joining Sponsored Member set forth in this Joinder or in the Sponsored Membership Agreement; or

(B)             any facts which indicate that it is likely that any Joining Sponsored Member will fail to carry out any of the material terms of the Sponsored Membership Agreement or of any Sponsored Member Trades.

List of Legal Entities Becoming Sponsored Members

MassMutual Advantage Funds

MassMutual Clinton Municipal Fund

MassMutual Clinton Municipal Credit Opportunities Fund

MassMutual Clinton Short-Term Municipal Fund

[Signature Page Follows]

FIXED INCOME CLEARING CORPORATION		MASSMUTUAL ADVANTAGE FUNDS, FOR AND ON BEHALF OF EACH OF ITS SERIES SET FORTH IN THIS JOINDER

By:		By:
	Name:		Name: Renee Hitchcock
	Title:		Title: CFO & Treasurer

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title: